Incorporated in the Cayman Islands

Shanda Games Limited

Specimen

This is to certify that
of

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value	
	Class A Ordinary Shares	**US$**	**0.01**
Date of Record	Certificate Number	% Paid	
		100.00	

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.
Given under the Common Seal of the Company

____________________ Director ____________________ Director / Secretary